SCHEDULE A

(as of April 20, 2018)

Portfolio	Management Fee After Fee Waiver (%) (“Expense Cap”)	Date of Expiration of Management Fee Waiver
PowerShares S&P International Developed Low Volatility Portfolio	0.25	2/28/20
PowerShares S&P Emerging Markets Low Volatility Portfolio	0.29	2/28/20
PowerShares S&P International Developed Momentum Portfolio	0.25	2/28/20
PowerShares S&P Emerging Markets Momentum Portfolio	0.29	2/28/20

INVESCO POWERSHARES CAPITAL MANAGEMENT LLC

By:

Name: Daniel E. Draper
Title: Managing Director